PRESS RELEASE

Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Director of Investor Relations (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Reports

Fourth Quarter and Full Year 2008 Results

- Declared first quarter distribution of $0.1525 per common share -

Highlights

•	Funds From Operations (FFO) was $0.24 per diluted share for the fourth quarter of 2008 and $1.17 per diluted share for the full year
•	Excluding the effects of assets written off in connection with the announced liquidation of Circuit City, diluted FFO per share would have been $0.27 for the fourth quarter and $1.20 for the full year
•	Cash on hand and availability under current borrowing facilities totaled approximately $90 million at December 31, 2008
•	Extended or refinanced approximately $131 million of 2008 and 2009 maturities in the fourth quarter
•	Completed a common equity offering, using net proceeds of approximately $48 million to pay down the Company’s revolving line of credit
•	Disposed of Silver Glen Crossing and Spring Mill Medical properties and used the majority of the Company’s share of the $23.6 million net proceeds to pay down the revolving line of credit
•	In December 2008, executed a 22,400 square foot lease with Sprouts Farmers Market at Plaza at Cedar Hill in Dallas, Texas

Indianapolis, Ind., February 18, 2009 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its fourth quarter and year ended December 31, 2008. Financial statements and exhibits attached to this release include results for the three and twelve months ended December 31, 2008 and December 31, 2007.

Financial and Operating Results

For the three months ended December 31, 2008, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National

Association of Real Estate Investment Trusts, was $10.0 million, or $0.24 per diluted share, which reflects the increased common shares issued in the October equity offering, for the Kite Portfolio compared to $12.7 million, or $0.34 per diluted share, for the Kite Portfolio for the same period in the prior year. The fourth quarter of 2008 reflects the one-time write-off of assets associated with three locations occupied by Circuit City which announced in January 2009 that it is liquidating its operations. Excluding this write off, FFO for the Kite Portfolio was $11.2 million or $0.27 per diluted share. The Company’s allocable share of FFO was $8.1 million for the three months ended December 31, 2008 compared with the Company’s allocable share of $9.9 million for the same period in 2007.

For the twelve months ended December 31, 2008, FFO for the Kite Portfolio was $45.1 million or $1.17 per diluted share, which reflects the increased common shares issued in the October equity offering, compared to $47.2 million, or $1.26 per diluted share for the prior year. Excluding the Circuit City write off, FFO for the Kite Portfolio for the full year of 2008 was $46.3 million or $1.20 per diluted share. The Company’s allocable share of FFO was $35.4 million for the year ended December 31, 2008 compared to $36.7 million for 2007.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the fourth quarter of 2008 increased 5.7% to $41.8 million from $39.6 million for the same period in 2007. The Company’s net loss was $2.0 million for the fourth quarter of 2008 and includes a net loss from the sale of operating properties and the write off of assets in connection with the Circuit City liquidation totaling approximately $4.4 million. The reported net loss of $2.0 million compares to net income of $5.2 million in the fourth quarter of 2007, which included a $1.6 million gain on the sale of a retail operating property.

The Company’s total revenue for the twelve months ended December 31, 2008 increased 2.8% to $142.7 million from $138.8 million during 2007. The Company’s net income was $6.1 million for the twelve months ended December 31, 2008 and includes the net loss from the sale of operating properties and the write off of assets in connection with the Circuit City liquidation totaling approximately $4.4 million. The reported net income of $6.1 million compares to net income of $13.5 million for the twelve months ended December 31, 2007 which included the $1.6 million gain on the sale of the retail operating property.

John A. Kite, Kite Realty Group’s Chairman and Chief Executive Officer said, "Given the tremendous dislocation in the credit and capital markets, our primary objective has been the strengthening of our balance sheet, managing our debt maturities and conserving cash. We closed 2008 by executing on our plan to strengthen our capital structure, ending the year with approximately $90 million of cash and borrowing capacity. We will remain focused on 2009 and 2010 refinancings and will continue to aggressively manage our operating portfolio."

Operating Portfolio

As of December 31, 2008, the Company owned interests in 52 retail operating properties totaling approximately 8.4 million square feet. The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 91.2% leased as of December 31, 2008, compared to 91.9% leased as of the end of the prior quarter. This decrease is partially attributable to the sale of Silver Glen Crossing in the fourth quarter.

In addition, the Company owns three commercial operating properties totaling 499,221 square feet. As of December 31, 2008, the owned net rentable area of the commercial operating portfolio was 96.5% leased, compared to 97.8% at the end of the prior quarter. This decrease is primarily attributable to the sale of Spring Mill Medical I which was 100% leased at the time of sale. For the combined retail and commercial operating portfolio, the leased percentage was 91.7% as of December 31, 2008, compared to 92.5% at the end of the prior quarter.

On a same property basis, the leased percentage of 49 total operating properties was 92.3% at December 31, 2008 and 94.2% at December 31, 2007. Same property net operating income for these properties decreased 1.2% in the fourth quarter of 2008 and remained flat for the full year 2008 compared to the same periods of the prior year.

Development Activities

As of December 31, 2008, the Company owned interests in three retail properties in the current development pipeline that are expected to total approximately 674,000 square feet. Approximately 368,000 square feet are anticipated to be owned directly by the Company or through various joint ventures. The remaining square footage will be owned by anchor tenants. The total estimated cost of these projects is approximately $91 million, of which approximately $48 million had been incurred as of December 31, 2008. Approximately 73% of the owned GLA at properties in the development pipeline is currently leased or under negotiation with prospective tenants. The Company also has five properties under redevelopment representing a total of 520,000 square feet.

Leasing Activities

During the fourth quarter of 2008, the Company executed 18 new leases and 15 renewals for 173,000 square feet of GLA in our development and operating portfolios. A total of 13 leases for 105,000 square feet of previously unoccupied space were executed with initial rental rates approximately 51% above the operating portfolio average. The Company executed 20 new leases and renewals in previously occupied space. These leases represent a 4% cash increase over the previous rent.

For the twelve months ended December 31, 2008, the Company executed 58 new leases and 26 renewals for 525,000 square feet of GLA in our development and operating portfolios. A total of 45 leases for 413,000 square feet of previously unoccupied space were executed with initial rental rates approximately 52% above the operating portfolio average. The Company executed 39 new leases and renewals in previously occupied space. These leases represent a 6% cash increase over the previous rent.

Capital Markets Activities

During the fourth quarter, the Company issued 4,750,000 shares of common equity at $10.55 per share. Net proceeds of approximately $48 million after offering expenses were used to pay down borrowings under the Company’s revolving line of credit.

Financing Activities

The Company executed the following financing transactions in the fourth quarter.

•	Bayport Commons was refinanced with a three-year $20.9 million loan;
•	Glendale Town Center was financed with a three-year $21.8 million loan;
•	The first phase of the Eddy Street Commons development project at the University of Notre Dame was financed with a three-year $29.5 million construction loan; and
•	Gateway Shopping Center was refinanced with a three-year $17.9 million loan.

Proceeds from the Glendale Town Center loan were primarily used to substantially pay off the $10 million loan on Naperville Marketplace, the $4.5 million loan on Red Bank Commons, and the $7.9 million loan on Traders Point II.

The Company also completed the following loan extensions during the fourth quarter.

•	Estero Town Center - $16.0 million;
•	Tarpon Springs Plaza - $19.9 million;
•	Rivers Edge - $16.6 million;
•	Bridgewater Marketplace - $8.3 million; and
•	Delray Marketplace - $9.4 million.

Property Dispositions

During the fourth quarter of 2008, the Company sold both phases of its Spring Mill Medical commercial asset and its Silver Glen Crossing shopping center located in Chicago, Illinois. The transactions generated combined gross proceeds of approximately $48.5 million, before adjusting for partners’ shares. The Company’s share of net cash from the sales was approximately $23.6 million, the majority of which was used to pay down the Company’s unsecured line of credit.

Distributions

On November 4, 2008, the Board of Trustees declared a quarterly cash distribution of $0.205 per common share for the quarter ended December 31, 2008 to shareholders of record as of January 7, 2009. This distribution was paid on January 16, 2009.

On February 17, 2009, the Board of Trustees declared a quarterly cash distribution of $0.1525 per common share for the quarter ending March 31, 2009 to shareholders of record as of April 7, 2009. This distribution will be paid on or about April 17, 2009. Management and the Board will continue to evaluate the Company’s distribution policy on a quarterly basis as they monitor the capital markets and the impact of the economy on the Company’s operations.

Earnings Guidance

The Company expects FFO to be within a range of $0.83 to $0.97 per diluted share for the year ending December 31, 2009 and diluted net income to be within a range of $0.10 to $0.21 per share for the same period. Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult.

While other factors may impact FFO and earnings, the Company’s 2009 guidance is based primarily on the following assumptions:

•	The sale of two properties in 2008 and the related decrease in 2009 earnings;
•	The impact of the recently announced Circuit City liquidation at three locations;
•	Decrease in same property net operating income (including joint ventures on a pro-rata basis) of approximately 2.0% to 4.0%;
•	An interest rate environment consistent with the current forward yield curve for one month LIBOR and the 10-year US Treasury note;
•	Transactional FFO ranging from $0.05 to $0.15 per diluted share;
•	General and administrative expense ranging from approximately $5.7 to $6.1 million;
•	Net margin before tax from construction and service activities of $1.5 million to $3.0 million;
•	The dilutive effect from the Company’s October 2008 common share offering; and
•	No material acquisition or disposition activity.

The Company’s 2009 guidance is based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The

Company’s guidance may change as actual and anticipated results vary from these assumptions.

Following is a reconciliation of the range of estimated diluted net income per share to estimated diluted FFO per share:

Guidance Range for 2009	Low	High
Diluted net income per share	$0.10	$0.21
Limited Partners’ interests in Operating Partnership	0.02	0.05
Depreciation and amortization of consolidated entities	0.70	0.70
Depreciation and amortization of unconsolidated entities	0.01	0.01

Diluted FFO per share	$0.83	$0.97

Earnings Conference Call

Management will host a conference call on Thursday, February 19, 2009 at 1:00 p.m. EST to discuss financial results for the quarter and year ended December 31, 2008. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (888) 713-4209 for domestic callers and (617) 213-4863 for international callers (passcode 12534738). In addition, a telephonic replay of the call will be available until May 8, 2009. The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 99140701).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development and redevelopment, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Statements regarding the Company’s 2008 FFO and earnings guidance, including the underlying assumptions are, and certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks, including access to capital at desirable terms; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discusses these and other factors that could adversely affect the Company's results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

###

Kite Realty Group Trust

Consolidated Balance Sheets

(Unaudited)

	December 31, 2008	December 31, 2007

Assets:
Investment properties, at cost:
Land	$227,781,452	$210,486,125
Land held for development	25,431,845	23,622,458
Buildings and improvements	690,161,336	624,500,501
Furniture, equipment and other	5,024,696	4,571,354
Construction in progress	191,106,309	187,006,760

	1,139,505,638	1,050,187,198
Less: accumulated depreciation	(104,051,695)	(84,603,939)

	1,035,453,943	965,583,259
Cash and cash equivalents	9,917,875	19,002,268
Tenant receivables, including accrued straight-line rent of $7,221,882 and $6,653,244, respectively, net of allowance for uncollectible accounts	17,776,282	17,200,458
Other receivables	10,357,679	7,124,485
Investments in unconsolidated entities, at equity	1,902,473	1,079,937
Escrow deposits	11,316,728	14,036,877
Deferred costs, net	21,167,288	20,563,664
Prepaid and other assets	4,159,638	3,643,696

Total Assets	$1,112,051,906	$1,048,234,644

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$677,661,466	$646,833,633
Accounts payable and accrued expenses	53,144,015	36,173,195
Deferred revenue and other liabilities	24,594,794	26,127,043
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	—	234,618
Minority interest	4,416,533	4,731,211

Total Liabilities	759,816,808	714,099,700
Commitments and contingencies
Limited Partners’ interests in Operating Partnership	67,276,904	74,512,093
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized 34,181,179 shares and 28,981,594 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	341,812	289,816
Additional paid in capital and other	343,631,595	293,897,673
Accumulated other comprehensive loss	(7,739,154)	(3,122,482)
Accumulated deficit	(51,276,059)	(31,442,156)

Total Shareholders’ Equity	284,958,194	259,622,851

Total Liabilities and Shareholders’ Equity	$1,112,051,906	$1,048,234,644

Kite Realty Group Trust

Consolidated Statements of Operations

For the Three Months and Twelve Month Ended December 31, 2008 and 2007

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Revenue:
Minimum rent	$17,065,771	$18,364,742	$71,862,956	$72,083,108
Tenant reimbursements	3,559,921	4,535,221	17,735,551	18,401,181
Other property related revenue	2,069,383	3,048,596	13,998,650	11,010,553
Construction and service fee revenue	19,148,029	13,629,831	39,103,151	37,259,934

Total revenue	41,843,104	39,578,390	142,700,308	138,754,776
Expenses:
Property operating	4,729,181	3,684,425	17,108,464	15,121,325
Real estate taxes	2,172,974	3,068,768	11,977,099	11,917,299
Cost of construction and services	16,860,243	10,950,145	33,788,008	32,077,014
General, administrative, and other	1,461,951	1,540,623	5,884,152	6,298,901
Depreciation and amortization	10,898,729	7,991,774	35,446,575	31,850,770

Total expenses	36,123,078	27,235,735	104,204,298	97,265,309

Operating income	5,720,026	12,342,655	38,496,010	41,489,467
Interest expense	(7,254,291)	(7,048,534)	(29,372,181)	(25,965,141)
Income tax expense of taxable REIT subsidiary	(391,053)	(466,233)	(1,927,830)	(761,628)
Other income	15,497	59,197	158,024	778,552
Minority interest in income of consolidated subsidiaries	(23,877)	(323,411)	(61,707)	(587,413)
Income from unconsolidated entities	629,490	72,811	842,425	290,710
Gain on sale of unconsolidated property	1,233,338	—	1,233,338	—
Limited Partners’ interests in the Operating Partnership	81,310	(1,023,328)	(2,014,136)	(3,399,534)

Income from continuing operations	10,440	3,613,157	7,353,943	11,845,013
Discontinued operations:
Operating income from discontinued operations, net of Limited Partners’ interests	106,764	31,835	850,745	95,551
(Loss) gain on sale of operating property, net of Limited Partners’ interests	(2,111,562)	1,582,119	(2,111,562)	1,582,119

(Loss) income from discontinued operations	(2,004,798)	1,613,954	(1,260,817)	1,677,670

Net (loss) income	$(1,994,358)	$5,227,111	$6,093,126	$13,522,683

Income (loss) per common share – basic
Continuing operations	$0.00	$0.12	$0.24	$0.41
Discontinued operations	(0.06)	0.06	(0.04)	0.06

	$(0.06)	$0.18	$0.20	$0.47

Income (loss) per common share – diluted
Continuing operations	$0.00	$0.12	$0.24	$0.40
Discontinued operations	(0.06)	0.06	(0.04)	0.06

	$(0.06)	$0.18	$0.20	$0.46

Weighted average common shares outstanding - basic	33,920,594	28,964,641	30,328,408	28,908,274

Weighted average common shares outstanding - diluted	33,937,604	29,175,748	30,340,449	29,180,987

Dividends declared per common share	$0.205	$0.205	$0.820	$0.800

Kite Realty Group Trust

Funds From Operations

For the Three and Twelve Months Ended December 31, 2008 and 2007

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Net (loss) income	$(1,994,358)	$5,227,111	$6,093,126	$13,522,683
Add loss on sale of operating property	2,689,888	—	2,689,888	—
Deduct gain on sale of unconsolidated property	(1,233,338)	—	(1,233,338)	—
Deduct gain on sale of operating property	—	(2,036,189)	—	(2,036,189)
Add Limited Partners’ interests in (loss) income	(638,922)	1,477,398	1,668,817	3,853,604
Add depreciation and amortization of consolidated entities, net of minority interest	11,030,742	7,954,636	35,438,229	31,475,146
Add depreciation and amortization of unconsolidated entities	102,051	100,972	406,623	403,799

Funds From Operations of the Kite Portfolio[1]	9,956,063	12,723,928	45,063,345	47,219,043
Deduct Limited Partners’ interests in Funds From Operations	(1,894,985)	(2,798,821)	(9,688,619)	(10,529,847)

Funds From Operations allocable to the Company[1]	$8,061,078	$9,925,107	$35,374,726	$36,689,196

Basic FFO per share of the Kite Portfolio	$0.24	$0.34	$1.17	$1.27

Diluted FFO per share of the Kite Portfolio	$0.24	$0.34	$1.17	$1.26

Basic weighted average Common Shares outstanding	33,920,594	28,964,641	30,328,408	28,908,274

Diluted weighted average Common Shares outstanding	33,937,604	29,175,748	30,340,449	29,180,987

Basic weighted average Common Shares and Units outstanding	42,127,855	37,316,897	38,618,663	37,296,010

Diluted weighted average Common Shares and Units outstanding	42,144,865	37,528,004	38,630,704	37,568,722

____________________
1

“Funds From Operations of the Kite Portfolio” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the Limited Partners’ weighted average diluted interest in the Operating Partnership.